Exhibit 10.1

SEPARATION AGREEMENT

This Separation and Release Agreement (“Agreement”) dated this 18th day of May, 2009, by and between Hampton Roads Bankshares, Inc. and any of its affiliates and subsidiaries (“Company”) and Jack W. Gibson (“Executive”).

WHEREAS, the Company and Executive have agreed that Executive shall resign all positions he holds with the Company and any of its subsidiaries.

WHEREAS, the parties to this Agreement desire to resolve any issues arising out of the cessation of Executive’s employment in a mutually satisfactory and amicable manner.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1. Resignation of Employment. Executive’s last day of employment with the Company is May 18, 2009 (the “Separation Date”). Executive agrees to and hereby resigns as Chief Executive Officer of the Company and his position on the Company’s Board of Directors effective May 18, 2009. The Executive also agrees to immediately resign from any other positions he may hold for the Company, including, but not limited to, any position as a trustee or representative for any of the Company’s plans.

2. Separation Benefits. In exchange for Executive’s acceptance of this Agreement and the promises contained herein, the Company agrees not to pursue any claims against the Executive it may have under the Benefit Plans defined below. In addition, the Company agrees to grant Executive the option, on the latter of January 4, 2010 or such date as the Company is permitted to do so in accordance with law (“Option Date”), to require the Company to purchase 100,000 of his shares of the Company, free and clear of all liens, for the closing price of the Company’s stock on the Option Date. Should Executive elect his option, the purchase price for said shares will be paid to Executive by the Company in twelve (12) equal monthly installments with the first installment being paid to the Executive on the Option Date.

To the extent permitted by law, Executive will retain his benefits under the following Company plans: Supplemental Retirement Plan, 401(k), Executive Savings, Stock Options, Restricted Stock, and Director Deferred Compensation (“Benefit Plans”). Benefits under said Benefit Plans will be paid to Executive in accordance with the applicable plan terms. The Company agrees to take all reasonable action as shall be required to make the timing of the payments under the Supplemental Retirement Plan as requested by Executive, provided such timing is in accordance with all applicable laws, including Section 409(A) of the Internal Revenue Code.

3. Consultancy Arrangement.

a. Consulting Duties. In his role as a consultant for the Company, Executive agrees to perform the services requested of him by the Company’s Chief Executive Officer, President, or Chief Operating Officer for a period of three years from the date of this Agreement (“Consulting Period”).

b. Compensation. In exchange for Executive’s consulting services and for the other provisions contained in this Section 3 including the covenants set forth below, Company will pay Executive the total sum of $1,300,000.00 as an independent contractor (and not employee), to be paid in the amount of $600,000.00 on the date hereof and $700,000.00 on January 1, 2010. Executive is required to pay his own federal and state taxes out of this sum. Moreover, if Executive elects to continue participation in the Company’s medical plans as provided by COBRA, Company will pay 100% of Executive’s COBRA premiums for 18 months. In addition, Company agrees to turn over ownership of the Company vehicle that Executive is currently using for Company business upon complete execution of this Agreement. Further, during the Consulting Period, Company agrees to reimburse Executive for his membership dues at Greenbrier Country Club. Finally, during the Consulting Period, Company agrees to provide Executive with any necessary incidentals subject to the approval of the Chairman of the Board of the Company.

c. Executive as Independent Contractor. The Company and Executive agree that Executive shall furnish services as an independent contractor and not as an employee of the Company. Executive has no power or authority to act for, represent, or bind the Company in any matter, including but not limited to, entering into contracts or agreements. As an independent contractor, Executive will have no supervisory or management level control over Company employees. Executive acknowledges that, as an independent contractor, the compensation that he receives shall not be considered “wages” for purposes of income tax withholding, FICA, and unemployment taxes. Executive further acknowledges that he is solely responsible for any tax liability arising from payments made under this Agreement, and he agrees to indemnify the Company from any and all liability that may be assessed against the Company for his failure to pay taxes on such compensation.

d. Restrictive Covenants. During the Consulting Period, Executive agrees that:

(i) Executive will not, either as a principal, agent, employee, employer, stockholder, partner or in any other individual or representative capacity whatsoever, serve in a position where Executive is engaged in the process of providing services or products that compete with the services or products provided by Company during the term of this Agreement or at any time during the twelve month period immediately preceding the Consulting Period. This restriction shall only apply within a fifteen (15) mile radius of any bank office or bank branch operated by Company as of the date this Agreement is executed by Executive.

(ii) Executive shall not solicit, or assist any person or entity to solicit, any Customer of Company for the purpose of providing services or selling products that compete with the services or products offered by Company. For purposes of this Agreement, “Customer” shall be defined as (i) any person or entity who, during Consulting Period paid or engaged Company for products or services, or (ii) any person or entity who paid or engaged Company for products or services in the twelve month period immediately preceding Consulting Period.

(iii) Executive shall not on his own behalf or on behalf of any person or entity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who, during the Consulting Period was an employee or consultant of Company or for the twelve (12) month period immediately preceding the Consulting Period, was an employee or consultant with the Company.

(e) Confidentiality. During the Consulting Period and thereafter, Executive shall not at any time disclose, communicate or divulge to any third party, or use, or permit others to use, any confidential information of the Company. For purposes of this Agreement, “confidential information” shall mean all information disclosed to Executive, or known to Executive as a consequence of or through Executive’s employment with Company or during the Consulting Period, where such information is not generally known by the public or was regarded or treated as proprietary by the Company.

(f) Director Programs. In his capacity as a Director (and not in his capacity as a consultant), the Company agrees to pay Executive amounts owed to him under the Company’s Director Retirement Plan and Director Emeritus program when and as due in accordance with their terms.

(g) Remedies. Executive acknowledges that if he breaches this Agreement, in addition to any and all other rights and remedies it may have, Company shall not be obligated to make any remaining payments to Executive set forth in Section 3 and Company shall be entitled to injunctive relief, both temporary and permanent, against Executive, as Executive recognizes that a remedy at law would be inadequate and insufficient. Company shall also be entitled to recover from Executive all costs and expenses, including but not limited to, any amount paid to him pursuant to this Section 3, reasonable attorney’s fees and court costs incurred by Company as a result of or arising out of any breach under or pursuant to this Agreement, and such other rights and remedies as Company may have at law or in equity. This subsection 3(g), however, shall only be applicable provided that the Company provides the Executive with written notice of a breach of this Agreement and the Executive can not or fails to cure such conduct within thirty (30) days of receipt of such notice.

Section 3 is intended by the parties hereto as separate and divisible provisions, and if for any reason any provision of Section 3 is held to be invalid or unenforceable, neither the validity nor the enforceability of the others shall thereby be affected. If any court holds that the whole or any part of the subsections of Section 3 are unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof, and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

4. Consideration. Executive hereby agrees and acknowledges that the benefits set forth in this Agreement are more than the Company is required to do under his employment agreement or any amendments to said agreement.

5. Complete Release. Executive and the Company agree to immediately terminate all prior agreements, written or otherwise, between them. Additionally, Executive hereby knowingly and voluntarily releases and forever discharges Company, its affiliates and subsidiaries, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Executive had, has or may have against any of the

Released Parties, including but not limited to any claims or demands based upon or relating to Executive’s employment with the Company or the termination of that employment. This release covers both claims that Executive knows about and those Executive may not know about. This release does not cover, however, any claims that may arise in the future from rights Executive may have in his capacity as a stockholder of the Company.

Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

6. No Future Lawsuits. Executive promises never to file a lawsuit asserting any claims that are released in Section 5 of this Agreement. In the event Executive breaches this Section 6, Executive shall pay the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorneys’ fees and expenses.

7. Confidential Information/Return of Property. Executive covenants and agrees that he shall not use, divulge, publish or disclose to any person or organization, confidential information obtained by Executive during the course of Executive’s employment or related to Executive’s cessation of employment (“Confidential Information”). For purposes of this Section 7, Confidential Information consists of the following: (a) personal, financial, private or sensitive information concerning Company’s executives, employees and customers; (b) information concerning Company’s finances, customer pricing, business practices, long-term and strategic plans and similar matters; and (c) any other non-public information which, if used, divulged, published or disclosed by Executive, would be reasonably likely to provide a competitive advantage to a competitor or to cause any of Company’s executives or employees embarrassment.

Executive further agrees to immediately return to the Company all of the Company’s property in Executive’s possession or under Executive’s control.

8. Return of Payments in Violation of Law. If any payment made under this Agreement would not be permitted or is criticized by the Treasury or the Federal Reserve, under the laws governing financial institutions including the Troubled Asset Relief Program or the American Recovery and Reinvestment Act of 2009, Company shall not be obligated to make any additional payments and Executive agrees to return any such payment to Company (“Clawback Amount”) promptly following written notice from the Company. In the event it becomes legal to do so in the future, the Company shall repay or pay to Executive any Clawback Amount it has received from Executive or withheld from Executive plus interest at the rate of 8% percent per annum.

9. Entire Agreement. This Agreement contains the entire understanding of Executive and Company concerning the subjects it covers and it supersedes all prior understandings and representations. Company has made no promises to Executive other than those set forth herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

10. Successorship. It is the intention of the parties that the provisions hereof are binding upon the parties, their employees, affiliates, agents, heirs, successors and assigns forever.

11. Severability. If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

12. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

13. Further Assurances. From and after the date of this Agreement, as and when requested by the Company, Executive shall execute and deliver or cause to be executed and delivered such instruments and take or cause to be taken such further or other actions as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to vest or perfect in or confirm, of record or otherwise, possession of all of the property, interests, rights, privileges, immunities, and authority of Company contemplated hereunder, including, without limiting the generality of the foregoing, the execution and delivery of any amendment or modification to or novation of this Agreement deemed necessary or desirable by the Company to conform this Agreement with any applicable law, regulation, disclosure or reporting requirement, or listing standard or policy, or any treatment contemplated thereunder or under applicable tax provisions or generally accepted accounting principles. This Section 13 shall not, however, be construed to require that the Company enter into any such amendment, modification or novation for any reason.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

Hampton Roads Bankshares, Inc.

By:
Jack W. Gibson

Its:
Date

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